Exhibit 1.2

EXECUTION

AMENDMENT NUMBER SIX

to the

MASTER REPURCHASE AGREEMENT

Dated as of May 24, 2012,

among

PENNYMAC CORP.,

PENNYMAC LOAN SERVICES, LLC

and

CITIBANK, N.A.

This AMENDMENT NUMBER SIX (this “Amendment Number Six”) is made this 25th day of July, 2013 (the “Amendment Effective Date”), among PENNYMAC CORP. (“Seller”), PENNYMAC LOAN SERVICES, LLC (“Servicer”) and CITIBANK, N.A. (“Buyer”), to the Master Repurchase Agreement, dated as of May 24, 2012, among Seller, Servicer and Buyer, as such agreement may be amended from time to time (the “Agreement”).  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

RECITALS

WHEREAS, Seller and Buyer have agreed to amend the Agreement to extend the term of the facility and modify other provisions of the Agreement as more specifically set forth herein; and

WHEREAS, as of the date hereof, Seller represents to Buyer that the Seller Parties are in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.    Amendment.  Effective as of the Amendment Effective Date, the Agreement is hereby amended as follows:

(a)              Section 2 of the Agreement is hereby amended by deleting the definition of “Adjusted Tangible Net Worth” in its entirety and replacing it with the following:

“Adjusted Tangible Net Worth” shall mean, with respect to any Person, the excess of total assets, which shall include the value of mortgage servicing rights in an amount equal to the lesser of (i) an amount calculated in accordance with GAAP or (ii) the MSR Value Cap, of such Person, over total liabilities of such Person, determined in accordance with GAAP.”

(b)              Section 2 of the Agreement is hereby amended by deleting the definitions of “Commitment Fee” and Committed Amount” in their entirety and replacing it with the following:

“Commitment Fee” shall mean an amount equal to the product of (a) the Commitment Fee Percentage multiplied by (b) the Committed Amount reduced by any amount of the Commitment Fee (as defined in the NPL Repurchase Agreement) paid to Buyer by PennyMac Corp. or PennyMac Mortgage Investment Trust Holdings, I LLC under the NPL Repurchase Agreement.

“Committed Amount” shall mean an amount equal to (i) $1,000,000,000; reduced by (ii) the aggregate outstanding Purchase Price (as such term is defined in the NPL Repurchase Agreement) of all Loans (as such term is defined in the NPL Repurchase Agreement) then subject to outstanding Transactions (as such term is defined in the NPL Repurchase Agreement) under the NPL Repurchase Agreement.

(c)              Section 2 of the Agreement is hereby amended by adding the definition of “FHA Up-Front Rejection” in the appropriate alphabetical order as follows:

“FHA Up-Front Rejection” shall mean, with respect to a Loan presented to FHA and proposed to become subject to an FHA Insurance Contract, the rejection by FHA of such Loan, as evidenced by a “notice of rejection” or similar written notice delivered by FHA to the related originator of such Loan.

(d)              Section 2 of the Agreement is hereby amended by deleting the definition of “Termination Date” in its entirety and replacing it with the following:

“Termination Date” shall mean July 24, 2014 or such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

(e)              Section 2 of the Agreement is hereby amended by adding the definition of “Total Average Monthly Usage” in its entirety and replacing it with the following:

“Total Average Monthly Usage” shall mean, for any month, the combined daily average outstanding Purchase Price (x) hereunder and (y) under the NPL Repurchase Agreement.

(f)              Section 2 of the Agreement is hereby amended by deleting the definition of “Uncommitted Amount” in its entirety and replacing it with the following:

“Uncommitted Amount” shall mean an amount equal to (i) $50,000,000 reduced by (ii) the Uncommitted Amount (as defined in the NPL Repurchase Agreement) outstanding under the NPL Repurchase Agreement.

(g)              Section 9(b) of the Agreement is hereby amended by adding the following new clause (xvii) thereto as follows:

“(xvii)  At anytime a Transaction is outstanding, the aggregate outstanding Purchase Price hereunder shall not be less than an amount equal to the product of (i) 10%, multiplied by (ii) the Total Average Monthly Usage for the prior month.

(h)              Section 12(p) of the Agreement is hereby amended by deleting the section in its entirety and replacing it with the following:

“(p)      Financial Representations and Warranties. (i) (A) the ratio of Seller’s Total Indebtedness to its Adjusted Tangible Net Worth is not greater than 10:1; (B) Seller’s Liquidity is not less than $10,000,000 as of the last day of the prior calendar month; (C) Seller’s consolidated net income has been equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of the last fiscal quarter; and (D) Seller’s Adjusted Tangible Net Worth is greater than or equal to $140,000,000.

(ii) Reserved;

(iii) (A) Guarantor’s Adjusted Tangible Net Worth is greater than or equal to $750,000,000; (B) the combined amount of unrestricted cash of Guarantor and its Subsidiaries is greater than or equal to $30,000,000; (C) the ratio of Guarantor’s total Indebtedness to Adjusted Tangible Net Worth is less than 3:1; and (D) Guarantor’s consolidated net income has been equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of the last fiscal quarter.”

(i)               Section 13(p) of the Agreement is hereby amended by deleting the section in its entirety and replacing it with the following:

(i) Financial Covenants of Seller. Seller shall comply with the following financial covenants: (A) the ratio of Seller’s Total Indebtedness to its Adjusted Tangible Net Worth shall not at any time be greater than 10:1; (B) Seller shall maintain Liquidity as of the last day of the prior calendar month in an amount of not less than $10,000,000; (C) the Adjusted Tangible Net Worth of Seller shall at all times be greater than $140,000,000; and (D) Seller’s consolidated net income shall be equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.

(ii)          Reserved.

(iii)         Financial Covenants of Guarantor. (A) Guarantor’s Adjusted Tangible Net Worth shall at all times be greater than $750,000,000; (B) the amount of combined unrestricted cash of Guarantor and its Subsidiaries shall at all times be greater than or equal to $30,000,000; and (C) the ratio of Guarantor’s total Indebtedness to Tangible Net Worth shall at all times be less than 3:1, and (D) Guarantor’s consolidated net income shall be equal to or greater than $1.00 for at least one (1) of the previous two (2) consecutive fiscal quarters, as of the end of each fiscal quarter.”

(j)               Section 13 of the Agreement is hereby amended by adding new clauses (tt) and (uu) as follows:

“(tt)      Takeout Commitments.  Upon Buyer’s reasonable request, Seller shall deliver to Buyer any and all information relating to Takeout Commitments that relate specifically to Purchased Loans that are then subject to a Transaction.

(uu)      Acquisition of Repurchase or Indemnity Obligations.  The Seller shall not acquire any loan level repurchase or indemnity obligations from any third party in connection with its purchase of any mortgage loan pool or mortgage origination platform, other than in the ordinary course of Seller’s business.”

(k)              Section 18 of the Agreement is hereby amended by adding new clause (ll) as follows:

“(ll)      The 6-month rolling average rate of FHA Up-Front Rejections with respect to mortgage loans originated by Seller and/or any Subsidiary or Affiliate of Seller exceeds 5% of the total number of mortgage loans originated by Seller and/or such Subsidiary or Affiliate of Seller and presented to FHA (by number of loans).”

(l)               Exhibit A of the Agreement is hereby amended by replacing the Exhibit in its entirety with Exhibit A attached hereto.

(m)             Schedule 1 of the Agreement is hereby amended by adding new clause (xxx) as follows:

“(xxx)  No Discrimination.  Seller makes credit accessible to all qualified applicants in accordance with all Requirements of Law. Seller has not discriminated, and will not discriminate, against credit applicants on the basis of any prohibited characteristic, including race, color, religion, national origin, sex, marital or familial status, age (provided that the applicant has the ability to enter into a binding contract), handicap, sexual orientation or because all or part of the applicant’s income is derived from a public assistance program or because of the applicant’s good faith exercise of rights under the Federal Consumer Protection Act.   Seller has measures in place designed to monitor its lending practices and platform-level origination details to prevent discrimination on any of the foregoing prohibited bases.   Furthermore, Seller has not discouraged, and will not discourage, the completion of any credit application based on any of the foregoing prohibited bases. In addition, Seller has complied with all anti-redlining provisions and equal credit opportunity laws applicable under all Requirements of Law.”

SECTION 2.    Fees and Expenses.  Seller agrees to pay to Buyer all reasonable out of pocket costs and expenses incurred by Buyer in connection with this Amendment Number Six (including any Commitment Fee due an payable, all reasonable fees and out of pocket costs and expenses of the Buyer’s legal counsel) in accordance with Sections 23 and 25 of the Agreement.

SECTION 3.    Representations.  Seller hereby represents to Buyer that as of the date hereof, Seller is in full compliance with all of the terms and conditions of the Agreement and each other Program Document and no Default or Event of Default has occurred and is continuing under the Agreement or any other Program Document.

SECTION 4.    Binding Effect; Governing Law.  This Amendment Number Six shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  THIS AMENDMENT NUMBER SIX SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 5.    Counterparts.  This Amendment Number Six may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 6.    Limited Effect.  Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.  Reference to this Amendment Number Six need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller, Servicer and Buyer have caused this Amendment Number Six to be executed and delivered by their duly authorized officers as of the day and year first above written.

PENNYMAC CORP.
(Seller)

/s/ Pamela Marsh

By:
Name:	Pamela Marsh
Title:	Managing Director, Treasurer

PENNYMAC LOAN SERVICES, LLC,
(Servicer)

/s/ Pamela Marsh

By:
Name:	Pamela Marsh
Title:	Vice President and Treasurer

CITIBANK, N.A.
(Buyer)

/s/ Susan Mills

By:
Name:	Susan Mills
Title:	Vice President

Amendment Number Six to Master Repurchase Agreement (PMAC Agency)